Exhibit 1.8

CDC Corporation issues clarification to its Q4 2005 preliminary results announcement

[Beijing, Atlanta. March 6, 2006.] CDC Corporation (NASDAQ: CHINA; www.cdccorporation.net) today announced that in connection with its strategic review and preparations for Sarbanes Oxley, it had reviewed its expense controls by examining various historical costs incurred by the company. The review process uncovered areas in which recovery actions against former employees may be warranted with an aggregate amount that is not currently expected to exceed US$600,000. This includes a matter involving a former executive officer of CDC Software, Asia Pacific in which the company has filed suit against the former executive in the High Court of Hong Kong for breach of fiduciary duties as a result of alleged conflicts of interest stemming from an arrangement with a third party and failure to comply with the company’s travel and expense policies. The former executive has denied the allegations and indicated his intention to defend against the suit. The proceeding is at a preliminary stage and no timetable has yet been set for discovery or trial.

The alleged wrongdoing does not affect the company’s previously announced results, and will not impact the 2005 audit or future financial statements. The company has taken corrective action with respect to its expense controls to prevent a reoccurrence of such incidents.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the effect on the financial results of the company resulting from the strategic review of its businesses, current and future litigation involving the company, the company’s preparations for compliance with the Sarbanes Oxley Act of 2002 and the measures taken in connection therewith.

These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Relations

Craig Celek, VP Investor Relations

Tel : 1 (212) 661 2160

Fax : 1 (646) 827 2421

e-mail : craig.celek@cdccorporation.net